Exhibit 3.1

AMENDMENT NO. 2 TO THE

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MAGELLAN GP, LLC

This Amendment No. 2 (this “Amendment”) to the Second Amended and Restated Limited Liability Company Agreement (as amended, the “Agreement”) of Magellan GP, LLC (the “Company”), effective as of December 3, 2008, is (1) is adopted, executed and agreed to by Magellan Midstream Holdings, L.P, a Delaware limited partnership, as sole member of the Company (the “Member”) and (2) adopted and agreed to by resolution of the Board of Directors of the Company (the “Board”), pursuant to Section 13.05 of the Agreement. Capitalized terms used but not defined herein are used as defined in the Agreement.

WHEREAS, Section 13.05 of the Agreement provides that the Agreement may only be amended by a written instrument executed by the Member (except in the case of amendments to the provisions contained in Article VII that must be approved by the Board and are otherwise subject to the restrictions on amendment contained in such Article); and

WHEREAS, the Board of Directors of the Company approved the form of this Amendment by resolutions entered into on December 3, 2008.

NOW THEREFORE, the Agreement is hereby amended as follows:

1. (a) The following phrase shall be inserted as (x) in the second sentence of Section 7.01(e):

“(x) the exercise of the Company’s rights under Section 24(g), Section 27(b) and Section 30 of the Unit Purchase Rights Agreement between the Partnership and Computershare Trust Company, N.A., as rights agent, dated as of December 4, 2008, as amended from time to time.”

(b) The first sentence of Section 7.08 is hereby amended and restated in its entirety as follows:

“A majority of Directors then in office, present in person or participating in accordance with Section 7.07, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice.”

2. Except as hereby amended, the Agreement shall remain in full force and effect.

3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

4. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

Magellan Midstream Holdings, L.P., the Member

By:	Magellan Midstream Holdings GP, LLC
its general partner

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	President and CEO

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